UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 24, 2011

__________

Premier Exhibitions, Inc.
(Exact Name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, Suite 900, Atlanta, GA	30326
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code  (404) 842-2600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFL 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.133-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On May 20, 2011, the Company and Lincoln Park Capital Fund, LLC (“LPC”), entered into a Purchase Agreement (the “LPC Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”), whereby the Company has the right to sell, at its sole discretion, to LPC up to $10,000,000 of the Company’s common stock over a 36-month period (any such shares sold being referred to as the “Purchase Shares”). Under the Registration Rights Agreement, the Company has agreed to file a registration statement related to the transaction with the SEC covering the Purchase Shares and the Commitment Shares (as defined below). After the SEC has declared effective such registration statement, the Company will have the right during the next five (5) business days, but not the obligation, to direct LPC to immediately purchase $1.25 million worth of "Initial Purchase Shares".  The purchase price for the Initial Purchase Shares will be the lower of (i) 90% of the market price on May 20, 2011, the date the LPC Purchase Agreement was signed, (ii) 90% of the average closing sale price for the 10 consecutive business days prior to the date the registration statement is declared effective, or (iii) the lowest sale price of the Company's stock on the business day prior to the date the registration statement is declared effective.  If the Company elects to sell the Initial Purchase Shares to LPC, it will also be required to issue LPC warrants to purchase shares of common stock equivalent to 37.5% of the Initial Purchase Shares, with an exercise price of $2.25 per share and a term of 5 years.

Thereafter, the Company will generally have the right, but not the obligation, over a 36-month period, to direct LPC to periodically purchase the Purchase Shares in specific amounts under certain conditions at the Company’s sole discretion. The purchase price for the Purchase Shares will be the lower of (i) the lowest trading price on the date of sale or (ii) the arithmetic average of the three lowest closing sale prices for the common stock during the 12 consecutive business days ending on the business day immediately preceding the purchase date. In no event, however, will the Purchase Shares be sold to LPC at a price of less than $1.00 per share.

In consideration for entering into the LPC Purchase Agreement, the Company will issue to LPC 149,165 shares of common stock as an initial commitment fee (the “Initial Commitment Shares”) and is required to issue up to 149,165 shares of common stock as additional commitment shares on a pro rata basis (the “Additional Commitment Shares”) as the Company directs LPC to purchase the Company’s shares under the Purchase Agreement over the term of the agreement. The LPC Purchase Agreement may be terminated by the Company at any time at the Company’s discretion without any cost to the Company. The proceeds that may be received by the Company under the LPC Purchase Agreement are expected to be used for general corporate purposes, including working capital.

Under the LPC Purchase Agreement, the Company has agreed that, subject to certain exceptions, it will not, during the term of the LPC Purchase Agreement, effect or enter into an agreement to effect any issuance of common stock or securities convertible into, exercisable for or exchangeable for common stock in a “Variable Rate Transaction,” which means a transaction in which the Company:

•
issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for the common stock; or

•	enters into any agreement, including, but not limited to, an equity line of credit, whereby it may sell securities at a future determined price.

The Company has also agreed to indemnify LPC against certain losses resulting from its breach of any of its representations, warranties or covenants under the agreements with LPC.

Item 2.02 Results of Operations and Financial Condition

On May 24, 2011, Premier Exhibitions, Inc. (the "Company") issued a press release regarding its results of operations and financial condition for its fourth quarter and full year ended February 28, 2011. The Company's press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 with respect to the LPC Purchase Agreement is hereby incorporated herein by reference. LPC is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The Company has issued the Initial Commitment Shares to LPC, will sell and issue any Purchase Shares and Additional Commitment Shares to LPC, in reliance upon the exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1	Purchase Agreement dated May 20, 2011, by and between Premier Exhibitions, Inc. and Lincoln Park Capital Fund, LLC

Exhibit 10.2	Registration Rights Agreement dated May 20, 2011, by and between Premier Exhibitions, Inc. and Lincoln Park Capital Fund, LLC

Exhibit 10.3	Form of Common Stock Purchase Warrant, by and between Premier Exhibitions, Inc. and Lincoln Park Capital Fund, LLC

Exhibit 99.1	Press Release dated May 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.

By:           /s/ Samuel S. Weiser
Samuel S. Weiser
Interim Chief Financial Officer

Date:  May 24, 2011